PERSONAL AND CONFIDENTIAL January 8, 2016 Joseph Tusa 2508 Highland Park Court Colleyville, TX 76034 Dear Jody: I am pleased to present you with a formal offer to join U.S. Concrete as our Sr. Vice President & Chief Financial Officer. In this position, you would be a direct report to our President and Chief Executive Officer, Bill Sandbrook, and have responsibilities for the Company’s finance and accounting functions which would include:  Managing the Company’s capital structure and relationships with its key lenders, and ensuring appropriate liquidity to support corporate strategy.  Leading investor relations activities, including presentations at investor conferences, hosting investor meetings and coordinating communications.  Ensuring timely and accurate financial and tax reporting.  Maintaining consistent accounting policies and practices.  Developing and maintaining IT structure, systems and applications to support execution of corporate strategy.  Providing oversight to the risk management function. Below is a summary of the compensation and benefits that are part of the Company’s offer: Annual Base Salary: Your annual base salary will be $365,000, paid by direct deposit and on a semi-monthly basis. Annual Bonus: Your compensation grade-level would be Grade 20, which has an annual target bonus percentage of 60% of your base salary and a maximum bonus opportunity of 150% of your base salary. Under the terms and conditions of the U.S. Concrete Annual Incentive Plan, the payout of any bonus is subject to Board of Directors approval and payable in the calendar year after it is earned. Equity: Pursuant to our Long Term Incentive Plan, you will be awarded shares of Company restricted stock equal in value to $352,000 on the next annual award grant date. That award date is currently scheduled for March 1, 2016. Sixty percent of the granted shares will vest over three years in equal annual installments from the date of the grant. Forty-percent of the number of granted shares will vest subject to time-and-performance thresholds; the performance thresholds shall be set by the Compensation Committee at its February meeting. This vesting schedule assumes, and the Long Term Incentive Plan requires, that you remain employed with U.S. Concrete on each vesting date. You will of course be eligible for all future annual equity awards that may be offered, subject to Board approval, to similarly situated executive officers. Signing Bonus: The Company recognizes that by accepting our offer, you may be forfeiting your 2015 bonus opportunity with Emerge Energy Services; it is our understanding that your 2015 bonus would be approximately $175,000. However, we anticipate that Emerge Energy will recognize your service and performance with at least a partial bonus award, and if so, U. S. Concrete will make up the difference in the form of a signing bonus to ensure you receive the full $175,000. This bonus will be paid to you as a lump sum, less all applicable withholdings, within 30-days of your start date. Executive Severance Agreement: Subsequent to your start date and with the approval by the Compensation Committee, you will receive an Executive Severance Agreement. This Agreement includes provisions for severance pay of (i) one times your annual base pay plus pro- rated target bonus for an involuntary termination; and (ii) two times annual base pay and target bonus for a change-in-control termination. Personal Time Off: At your executive level, you are eligible for 20 days of annual vacation and Personal Time Off. The Company also has a specific schedule of paid holidays; the schedule for 2016 was just announced and includes Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, a Thanksgiving Holiday (Thursday & Friday), and a Christmas Holiday. Health Benefits: You will be eligible to participate in all health and welfare benefit programs available to similarly situated U.S. Concrete employees. A summary of the current plans are attached. Note that these plans include health, dental, and pharmacy benefits through Blue Cross, vision benefits, life insurance, and short-term and long-term disability coverages. 401(k) and Deferred Compensation Plans: The Company has established two separate retirement savings plans which you will be eligible to participate in. Both plans are managed for the Company by Fidelity Investments. Effective January 1, our 401(k) plan will have a 5% Company match (100% of the first 5% deferred). We also have a non-qualified deferred compensation plan that would be an additional investment tool for you to consider. Deferrals into the non-qualified plan are on a pre-tax basis and would be in addition to your 401(k) contribution. Company Laptop and Cell Phone/PDA: You will be provided a laptop and cell phone/PDA since the Company views these as necessary business tools for your position. Start Date: Ideally, we would like you to start as soon as possible. However, we understand that you will have to give a reasonable termination notice to Emerge Energy Services. We certainly want you to leave in the appropriate and professional manner, and propose February 1, 2016 as your official start date. Pre-Employment Process: This offer is contingent upon the satisfactory outcome (as determined by the Company) of our pre-employment process which includes a background check and drug test. Negative results in any area of this process may result in our offer being withdrawn. On your first day, please bring with you the appropriate documents that will verify your right to work in the United States, e.g., your Social Security card, driver’s license, passport, etc. At that time you will also complete the necessary documentation to participate in our benefits plans. You will also have the opportunity to have your paycheck direct deposited into either your checking or your savings account. In order to ensure an accurate deposit, please bring a voided check, savings slip, or authorized bank documentation. Please contact Juanita Anderson at 817-835-4124 to coordinate all pre-employment activities. Employment at Will: Please be advised that nothing in this offer is intended to create a contract of employment. If you accept employment with U.S. Concrete, your employment will be on an at-will basis, which means that either you or U.S. Concrete may terminate the employment relationship at any time with or without notice, and with or without cause. Your acceptance of this position acknowledges your understanding of your employment at-will status. The performance of your duties and responsibilities for the Company under this Offer of Employment will be on a full-time basis and will require the utilization of your full energies, abilities and skills. You must agree that during the course of your employment with the Company you will at all times comply with all the rules and regulations which the Company may establish from time to time for the conduct of its business, including but not limited to applicable provisions of the Company’s Code of Conduct. Jody, we want to welcome you to U.S. Concrete. We are extremely excited to have your skills, experience and leadership as part of our Company. We look forward to working with you and to the contributions you will make in the overall success of U.S. Concrete. Please let me know if you have any questions by contacting me personally at 817.835.4114 or mpeabody@us- concrete.com. Sincerely, /s/ Mark B. Peabody Mark B. Peabody Vice President, Human Resources Agreed and Accepted /s/ Joseph Tusa Joseph Tusa Date January 8, 2016